Exhibit 4.6

CAZOO GROUP LTD

Cazoo Group Ltd Incentive Equity Plan

Approved by shareholders on August 18, 2021

Adopted by the Board on September 1, 2021

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CAZOO GROUP LTD INCENTIVE EQUITY PLAN

RULES

1.	Grant of Awards

1.1	The Committee may, in its absolute discretion, determine which Eligible Persons (if any) will be selected for the grant of an Award. The Committee may consider recommendations made by the executive directors of the Company as to which Eligible Persons should be selected. Awards may then be granted to selected Eligible Persons at any time.

1.2	The Committee will determine whether an Award will take the form of an Option, a Restricted Share Award, a Conditional Award or a Phantom Award. An Eligible Person may be granted any form of Award or any combination of Awards, subject to Appendix B.

1.3	Subject to the terms of any applicable executive or non-executive directors’ compensation policy as may be approved by shareholders from time to time, the Committee will determine the number of Shares subject to each Award granted under this Plan.

1.4	Each Award will be evidenced by an Award Certificate or such other documentation as the Committee may determine in its absolute discretion.

1.5	Every Award granted under this Plan will be personal to the Participant to whom it is granted and, except to the extent necessary to enable a personal representative to realise the Award following the death of a Participant, neither the Award nor the benefit of that Award may be transferred, assigned, charged or otherwise alienated. An Award will lapse immediately if the Participant to whom it was made purports to transfer, charge or otherwise alienate that Award otherwise than as permitted by this Rule 1.5.

1.6	The grant of any Award under the Plan will be subject to any applicable Dealing Restrictions.

2.	Awards which take the form of a Restricted Share Award

2.1	If an Award takes the form of a Restricted Share Award, the Restricted Shares subject to the Award shall be subject to such restrictions on the transfer, assignment, sale, pledge, charge or other disposal of the Restricted Shares during the Vesting Period as the Committee may prescribe and an Eligible Person may be required to enter into an irrevocable agreement with the Company and, if necessary, the Eligible Person’s Employer, in such form as the Committee may prescribe which may include an agreement by the Eligible Person:

(a)	not to transfer, assign, sell, pledge, charge or otherwise dispose of any Restricted Shares subject to the Award except to the extent that the Award has Vested; and

(b)	to transfer (or procure the transfer) to or to the order of the Company, for a total of one penny (or the equivalent in a Participant’s local currency), all the Restricted Shares in respect of which the Award does not Vest.

2.2	If the Eligible Person does not enter into any required agreement either before the Date of Grant or within such period after the Date of Grant as the Committee may specify, the Award shall not be granted or if it has been granted, such grant shall be ineffective.

2.3	On or before the Date of Grant for an Award which takes the form of a Restricted Share Award, the Company shall transfer or procure the transfer to the Participant or his or her nominee or such other person as the Committee may determine the number of Restricted Shares which are subject to the Award.

2.4	To the extent that an Award which takes the form of a Restricted Share Award Vests, any restrictions referred to in rule 2.1 shall cease to have effect in relation to the Shares subject to it.

3.	Vesting Conditions

3.1	Subject to Rule 3.2 the Committee may, in its absolute discretion, determine that the Vesting of an Award will be dependent upon the satisfaction of Performance Conditions.

3.2	The Vesting of Awards granted to executive or non-executive directors of the Company will always be made subject to the terms of any applicable executive or non-executive directors’ compensation policy as may be approved by shareholders from time to time.

3.3	The Committee can set different conditions for Awards granted in different years or to different Participants at the same time (in terms of the type of condition, the weighting given to that condition and any targets applicable to each condition).

3.4	The Committee may determine that an Award should be subject to multiple Performance Conditions or that an Award should be sub-divided and that each part be subject to a different condition.

3.5	Subject to these Rules, an Award subject to Performance Conditions will Vest as to the percentage of Shares determined by the Committee in accordance with the Performance Conditions.

3.6	As soon as reasonably practicable after the end of any applicable Performance Period the Committee will notify Participants of the extent to which the Performance Conditions have been satisfied.

3.7	The Committee may determine that an Award will lapse to the extent that any applicable Performance Conditions are not met at the relevant Vesting Date.

3.8	The Committee may vary the Performance Conditions applying to existing Awards if an event occurs or there are circumstances (for example, an acquisition or disposal of a business or a significant part of a business) such that the conditions are no longer a fair measure of performance, provided that in the reasonable opinion of the Committee the new conditions are not materially less challenging than the original conditions would have been but for the event or circumstances in question. In exercising any power to vary the Performance Conditions, the Committee will have regard to ensuring fairness between Participants and shareholders.

3.9	The Committee will, as soon as reasonably practicable, notify a Participant of any determination made under Rule 3.8.

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4.	Vesting of Awards

4.1	Except as otherwise permitted in these Rules and unless the Committee decides otherwise at the Date of Grant, an Award (or parts thereof) will Vest on the Vesting Date to the extent that any applicable Performance Conditions which apply to that Award have been met.

4.2	An Award will only Vest in accordance with Rule 4.1 if the Participant:

(a)	has complied with all regulatory and legal requirements that may apply to the Participant in respect of or in connection with the Award;

(b)	has provided any relevant information, and made any relevant elections, as reasonably requested by the Company; and

(c)	is free from any Dealing Restrictions, including any Dealing Restrictions that would apply in respect of arrangements required by the Company to satisfy any tax liability in connection with the Award.

The Award will, unless the Committee determines otherwise, lapse for no consideration on the Vesting Date to the extent these conditions have not been satisfied; provided, that, where condition (c) is not satisfied on the Vesting Date, the Award will Vest on the earliest date on which it is satisfied.

4.3	Save as otherwise permitted in these Rules, and subject to any applicable Holding Period, an Award may only be realised:

(a)	if the Award has Vested; and

(b)	by a Participant who has remained an Eligible Person from the Date of Grant to the Vesting Date.

4.4	Subject to any arrangements to give effect to the Holding Period in accordance with Rule 5, Vested Shares under Conditional Awards or Restricted Share Awards will be released to Participants as soon as reasonably practicable, but in any event within 30 days of the Vesting Date. A Participant need take no action to realise a Conditional Award other than pay the Company any amount specified at the Date of Grant to realise the Award.

4.5	Subject to any other period provided in these Rules or an Award Certificate, Vested Options will be exercisable (i) by a Participant who continues to be an Eligible Person up until the tenth anniversary of the Date of Grant (or such shorter period as the Committee may determine on the Date of Grant) after which they shall lapse for no consideration; and (ii) by a Participant who ceases to be an Eligible Person for a period of six months following the date on which they cease to be an Eligible Person after which they will lapse. Where an Award is granted in the form of an Option, a Participant may, subject to any Dealing Restrictions, exercise a Vested Option by written notice to the Company in the form required by the Company at any time during the specified exercise period following the Vesting Date. A notice of exercise will take effect on the date it is accepted as valid by the Company or, if there are any Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have lifted. Subject to any Dealing Restrictions and any arrangements to give effect to the Holding Period in accordance with Rule 5, the Shares comprised in a Vested Share Option will be issued or transferred to the Participant as soon as reasonably practicable, but in any event within 30 days of receipt of the notice of exercise.

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4.6	Vested Phantom Awards will be satisfied in the next available payroll following the Vesting Date by a payment equal to the Market Value of the Vested Shares under the Phantom Award on the Vesting Date.

4.7	The Committee may, in its absolute discretion, decide to amend the vesting outcome of an Award when it considers it appropriate to do so to reflect the wider performance of the Company or any member of the Group and/or outcomes for shareholders over the Vesting Period. Any such amended vesting outcome may operate, at the Committee’s absolute discretion, in respect of any Award or Awards held by:

(a)	an individual Participant;

(b)	such wider group of Participants, as the Committee may determine to be appropriate; or

(c)	all Participants.

4.8	Notwithstanding the above, the Committee will have discretion (to the extent permitted by any applicable law) to delay the vesting of a Participant’s Award if on the Vesting Date:

(a)	the Participant is suspended for any period from the employment, appointment or engagement which qualifies them as an Eligible Person, by reason of suspected Misconduct;

(b)	the Committee considers that it is appropriate to do so for the purposes of complying with Dealing Restrictions, the Share Dealing Code or any statute, regulation or similar code to which the Company is subject; or

(c)	the Committee is considering or intends to consider exercising its discretion under Rule 12.1 in relation to the Award.

5.	Holding Period

5.1	The Committee may in its absolute discretion determine prior to the Date of Grant whether or not to impose a mandatory Holding Period in respect of an Award. Notwithstanding any other provisions of these Rules, the Shares or Options subject to the Holding Period may not be transferred, assigned, sold, pledged or otherwise disposed of during the Holding Period save (in the case of Shares) as to satisfy any Tax liability of the Participant incurred in connection with the Award.

5.2	During the Holding Period, the Participant will (subject to the terms of any applicable nominee arrangement) be entitled to vote and, subject to Rule 5.3, to receive dividends and have all other rights of a shareholder in respect of any Vested Shares (excluding notional Shares) that are subject to such Holding Period.

5.3	Unless the Committee determines otherwise, any cash dividends or other cash payments received in respect of Vested Shares that are subject to a Holding Period will, where applicable, be held by the nominee until the end of the Holding Period. Any interest or other income paid on such cash amounts will be subject to the same restrictions as the cash amounts.

5.4	A Participant will take such steps as the Committee may reasonably require and respond to such information requests as may reasonably be made to satisfy the Committee as to the Participant’s observance of the Holding Period.

5.5	The Committee may at any time during a Holding Period determine that the Holding Period shall cease to apply to all or some of the Shares or Options subject to that Holding Period.

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6.	Entitlement to Dividend Equivalents

6.1	The Committee may in its discretion provide that an Award carries a right to Dividend Equivalents, which determination may be made at the time of grant or at any time prior to the Award Vesting.

6.2	If the Committee has provided that an Award carries a right to Dividend Equivalents, the Participant will, subject to Rule 6.4, be entitled to be issued with or transferred Shares (or in the case of a Phantom Award, cash), equal in value to the ordinary dividends which would have been paid on the Shares which Vested during the Vesting Period, such Dividend Equivalent to accrue on the date on which the Company pays an interim or final dividend in respect of Shares and to be paid subject to the Award Vesting, on or around the date an Award is satisfied by the Company.

6.3	The number of Shares (or in the case of a Phantom Award, cash) to which the Participant becomes entitled under Rule 6.2 will be calculated in such manner as the Committee in its absolute discretion determines, save that unless the Committee determines otherwise it will be calculated by reference only to ordinary dividends and without regard to special dividends or distributions, super dividends or dividends-in-specie.

6.4	The Committee may in its absolute discretion satisfy any entitlement to Dividend Equivalents arising in accordance with Rule 6.2 by making a cash payment with an equivalent Market Value to the Shares representing Dividend Equivalents at the time of Vesting.

6.5	For the avoidance of doubt, any payment referred to in this Rule 6 does not represent an entitlement to actual dividends on the underlying Shares that are the subject of an Award.

7.	Leavers

7.1	If a Participant ceases to be an Eligible Person in circumstances that constitute Misconduct, any Vested or unvested Award that they hold which has not been satisfied or realised (or, in the case of an Option, exercised) will lapse automatically on the date that the Participant ceases to be an Eligible Person or, if earlier, the date they give or receive notice of termination of employment, appointment or engagement. If a Participant ceases to be an Eligible Person for any other reason, their Vested Awards will continue in accordance with these Rules or as otherwise determined by the Committee or set forth in an Award Certificate.

7.2	Save as otherwise provided in these Rules or unless the Committee determines otherwise, an Award that has not Vested will lapse automatically on the Participant ceasing to be an Eligible Person or on the date that the Participant gives or is given notice of termination of employment, appointment or engagement for any reason.

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7.3	Where a Participant ceases to be an Eligible Person at any time before the Vesting Date applicable to an Award by reason of:

(a)	death;

(b)	permanent incapacity or ill-health (evidenced to the satisfaction of the Committee);

(c)	redundancy (as determined by the Committee in its absolute discretion);

(d)	the sale of the business or company by which the Participant is employed, appointed or engaged out of the Group;

(e)	the expiry of the term of a Participant’s appointment as a non-executive director without renewal at the instigation of the Company or its shareholders; or

(f)	any other reason where the Committee so determines in its absolute discretion,

their Award will Vest as soon as reasonably practicable following the Termination Date subject to:

(i)	in relation to Awards subject to Performance Conditions, the achievement of any Performance Conditions at that time which shall be determined by the Committee; and

(ii)	in relation to Awards subject to any time-based Vesting conditions, the reduction in the number of Shares underlying the then-unvested portion of an Award that will Vest by multiplication by the fraction A/B (where A is that part of the Vesting Period measured in complete months from the start of the Vesting Period to the Termination Date (and which cannot be greater than B) and B is a number equal to the number of months in the Vesting Period), save that:

(aa)	Awards (whether subject to Performance Conditions or not) may be realised on such other date as may be determined by the Committee (being no earlier than the Termination Date);

(bb)	the Committee may, in its absolute discretion, disapply or alter the relevant fraction to release fewer Shares, or a greater number of Shares if it considers the Participant’s contribution to the business of the Group would not otherwise be appropriately recognised;

(cc)	the Committee may, in its absolute discretion, decide to adjust the vesting outcome of an Award in accordance with Rule 4.7; and

(dd)	Vesting may be delayed in accordance with Rule 4.8.

Failing any such realisation the Awards will lapse automatically and, for the avoidance of doubt, an Award realisable under this Rule 7 may lapse at an earlier date by virtue of Rule 10.

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7.4	Where a Participant holds Vested Shares or Options that are subject to a Holding Period and ceases to be an Eligible Person during that Holding Period (or where the Participant gives or is given notice of termination of employment, appointment or engagement for any reason during that Holding Period) such Shares or Options will continue to be subject to the Holding Period imposed by the Committee save that the Committee may, at its discretion, allow early release of some or all of the Vested Shares or Options prior to the end of the Holding Period.

7.5	A Participant will not cease to be an Eligible Person for the purposes of this Rule 7 if they cease to be employed, appointed, or engaged, by a member of the Group but continue to be or are immediately afterwards employed, appointed, or engaged, by another member of the Group.

8.	Issue, Transfer or listing of Shares

8.1	Subject to Rule 8.2, the Committee will procure the issue or the transfer of Shares (which may include treasury Shares) pursuant to: (i) the realisation of a Conditional Award, as soon as reasonably practicable but in any event within 30 days following the Vesting Date of the Award; (ii) the exercise of an Option, as soon as reasonably practicable but in any event within 30 days of receipt of the notice of exercise by the Company; and (iii) the realisation of a Restricted Share Award when the Restricted Shares cease to be subject to forfeiture, as soon as reasonably practicable but in any event within 30 days following the Vesting Date of the Award.

8.2	The Committee may (instead of delivering Shares following Vesting of an Award) elect to pay or procure the payment of the equivalent Cash Amount, subject to deductions for any Tax or other levy which the Committee reasonably determines should be or is required to be deducted from the Cash Amount. The Committee may in its discretion pay or procure the payment of any cash sum in sterling or the equivalent in a Participant’s local currency (converted on the basis of such exchange rate as the Committee may in its discretion determine).

8.3	The Committee will arrange for a Participant to be notified as soon as reasonably practicable of any determination pursuant to Rule 8.2 and, where relevant, to receive information on the revised terms of their Award. Any Award subject to a determination pursuant to Rule 8.2 will not be treated as a grant of a new Award for the purposes of these Rules so that the Date of Grant, number of Shares under the Award, Performance Conditions, Performance Period and Vesting Date will be unaffected.

8.4	Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of issue.

8.5	For so long as the Shares are listed or traded on any stock exchange, application will be made to the appropriate body for any newly issued ordinary shares to be listed or admitted to trading on that exchange.

8.6	Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto.

8.7	At the conclusion of the Lockup Period, each issued and outstanding Award over the Company’s Class C ordinary shares shall be automatically converted into an Award over the Company’s Class A ordinary shares on a one-for-one basis without any further action by the Award holder.

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9.	Lapse of Awards

9.1	Awards will lapse upon the occurrence of the earliest of the following events:

(a)	to the extent that it is determined by the Committee that any Performance Conditions applicable to an Award have not been met, following the expiry of the relevant Performance Period;

(b)	other than in the circumstances specified in Rule 7.3 or where a Participant holds a Vested Option and ceases to be an Eligible Person in circumstances which do not constitute Misconduct as specified in Rule 7.1, the Participant ceasing to be an Eligible Person or if the Participant is given notice of termination of employment, appointment or engagement for any reason;

(c)	to the extent that all or part of the Award is not realised pursuant to the operation of Rule 7.2;

(d)	in relation to an Award which is granted in the form of an Option, following the expiry of the exercise period specified by the Committee;

(e)	the expiry of any relevant period specified in Rule 10;

(f)	unless the Committee determines otherwise, the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes them to be so deprived including becoming or being declared bankrupt; or

(g)	any purported transfer, charge, assignment or alienation of an Award otherwise than as permitted by Rule 1.5.

10.	Change of Control Etc.

10.1	This Rule 10 applies if:

(a)	any person (either alone or together with any person acting in concert with him or her) obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued and to be issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all of the Shares;

(b)	any person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by a court under applicable law; or

(c)	notice is given of a resolution for the voluntary or compulsory winding-up of the Company, (each a Relevant Event).

10.2	Where this Rule 10 applies and subject to Rules 10.3 to 11.3 below, all outstanding Awards will automatically Vest and, in the case of an Award granted in the form of an Option will be automatically exercised on the Relevant Date provided that any exercise price payable by the Participant on exercise is equal to or less than the relevant offer price or consideration (as determined by the Committee). Where this Rule 10 applies and subject to Rules 10.3 to 11.3 below, any outstanding Awards granted in the form of Options that are not exercised on the Relevant Date will lapse automatically.

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Proportion of Award that Vests

10.3	The number of Shares in respect of which the Award Vests on the Relevant Date (to the extent then unvested) will be determined by the Committee as follows:

(a)	by reference to the extent to which any applicable Performance Conditions are met at the Relevant Date, subject to such modification as the Committee may consider appropriate in light of the Relevant Event, including if it considers that the Performance Conditions would have been met to a greater or lesser extent at the end of the original Performance Period; and

(b)	subject to any adjustments under Rule 4.7, by multiplying the resulting number of Shares by the fraction A/B (where A is the number of complete months from the Date of Grant until the Relevant Date and which will not be greater than the total number of months in the Vesting Period and B is equal to such number of months in the original Vesting Period), save that in any particular case, the Committee may, in its absolute discretion, disapply, in whole or in part, the application of the time pro-rating fraction.

Internal Reorganisation

10.4	Without prejudice to the operation of Rules 10.5 to 10.8 below, Awards will not Vest and Options will not be exercised without the consent of the Committee under this Rule 10 if the purpose and effect of the Relevant Event, together with any associated transactions, is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the Relevant Event. Unless the Committee determines otherwise in its absolute discretion, an Award will in such circumstances be exchanged automatically for an equivalent award in accordance with Rules 10.5 to 10.8 below and notice of a replacement award will be issued to each affected Participant accordingly.

Exchange of awards

10.5	If any other business entity (the Acquiring Company):

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued and to be issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	a general offer to acquire all the Shares; or

(b)	proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by a court under applicable law, and the Acquiring Company notifies Participants or the Company of an offer of a replacement Award, then, on the Relevant Date, for any Award which has not lapsed (the Old Award)

(i)	a Participant may elect to release and accept in consideration of that release an award (the New Award) which (in the opinion of the Committee) is equivalent to the Old Award but relates to shares in a different company (whether the Acquiring Company itself or another company) (the New Grantor); or

(ii)	Old Awards will, if the Committee so determines, be exchanged automatically (either in whole or in part as determined by the Committee) for the New Awards.

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10.6	The provisions of the Plan will be construed as if:

(a)	the New Award was an award granted under the Plan at the same time as the Old Award;

(b)	references to the Company in the Rules were references to the New Grantor;

(c)	references to the Committee in the Rules were references to the board of directors of the New Grantor or any duly authorised committee thereof;

(d)	references to Shares were references to shares or notional shares in the New Grantor; and

(e)	the Vesting Date in relation to the New Award was the same as that in relation to the Old Award.

10.7	The Committee may make such adjustments to the Performance Conditions applicable to the New Award as it, in its absolute discretion, considers appropriate.

10.8	Subject to Rule 10.4, if notice is given by an Acquiring Company under Rule 10.5 and a Participant does not elect to release an Old Award and accept in consideration for that release a New Award and Old Awards are not otherwise exchanged automatically for New Awards, the Old Award (or part thereof which has not been so exchanged) will Vest in accordance with Rule 10.2.

11.	Other Corporate Events

11.1	If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Awards, the Committee, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all Awards to be realised in accordance with Rule 10.3. The Committee will specify the period in which such Awards will be realisable and whether such Awards will lapse at the end of the specified period.

Adjustment of awards

11.2	Without prejudice to Rule 11.1, in the event of any Capital Reorganisation (or the implementation by the Company of a demerger or payment of a super dividend which would otherwise materially affect the value of an Award) the Committee may adjust the number of Shares subject to Awards (including, for the avoidance of doubt, Vested Shares in respect of which any Award has been realised but Shares have not yet been transferred to the Participant) to such extent and in such manner as it thinks fit.

11.3	Any adjustments to Awards made pursuant to Rule 11.2 will be notified to the relevant Participants as soon as is reasonably practicable and the Committee may call in, cancel, endorse, issue or re-issue any Award Certificate as a result of that adjustment.

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12.	Malus and claw-back arrangements

12.1	Notwithstanding any other Rule of the Plan, if circumstances occur which in the reasonable opinion of the Committee justify such determination, the Committee may, prior to the second anniversary of the date on which an Award Vests or, if later, the fifth anniversary of the Date of Grant, determine (acting fairly and reasonably having taken into account the scale of loss or damage to the Company or the extent of the risk taken by the Company) to take one or more of the following actions in relation to any one or more Participants:

(a)	reduce (including to nil) the number of Shares in respect of which any future Award is granted to a Participant; or

(b)	reduce (including to nil) the number of Shares and/or Dividend Equivalents under an unvested Award or under a Vested but unexercised Option held by a Participant, by such number as the Committee considers appropriate in the circumstances; or

(c)	in relation to a Vested Award or exercised Option require a Participant to pay to the Company or such other person as the Company may direct within 30 days of a written demand from the Company such number of Shares or such monetary amount with a value to be determined in the Committee’s absolute discretion provided such value on the date of demand is no greater than the value of the Vested Shares and Dividend Equivalents under the Award at the Vesting Date, less any amount paid by or in respect of the Participant in respect of a Tax liability incurred as a result of the Vesting of the relevant Award (except to the extent the Participant is able to recover amounts paid in respect of such Tax liability).

12.2	The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 12.1 may, without limitation, include the following:

(a)	a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

(b)	the Misconduct of a Participant;

(c)	conduct or behaviour by the Participant that, following an investigation, is reasonably considered by the Committee to constitute a breach of the Company’s values as stipulated by the Company’s code of conduct in force from time to time;

(d)	the member of the Group that employs or employed (or appointed or engaged, as applicable) the Participant, or for which the Participant is responsible, having suffered a material corporate failure or a failure of risk management; and

(e)	evidence that an Award was granted or Vested based on erroneous or misleading data.

If the Committee exercises its discretion under this Rule 12, it will confirm this in writing to each affected Participant.

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12.3	For the purposes of these Rules, if the Committee exercises its discretion under Rule 12.1(b) before an Award vests:

(a)	the Award will be deemed to have been granted with respect to the reduced number of Shares; and

(b)	any subsequent Vesting of the Award will be determined by reference to this reduced number of Shares, save that if the number of Shares is reduced to nil, the Award will be treated as if it had never been granted and such Participant (including a Participant whose Termination Date is before the Vesting Date) will have no rights to any Cash Amount, Dividend Equivalents or Shares.

12.4	By accepting an Award, a Participant will be bound by this Rule 12 notwithstanding that it may only be applicable after the issue or transfer of Shares under these Rules.

13.	Taxation

13.1	Any liability of a Participant to Tax or social security contributions in respect of an Award (including, for the avoidance of doubt, any cash amount paid) will be for the account of the relevant Participant, and the release of any Shares which are the subject of a Conditional Award or a Restricted Share Award, or the exercise of any Option, will be conditional on the Participant complying with any arrangements specified by the Company for the payment of taxation and any social security contributions (including, without limitation, the sale of sufficient Shares or withholding from any Cash Amount to enable the Company or any employing company in the Group to satisfy its obligations in respect of deduction of taxation and employee’s social security contributions at source).

13.2	The Company or, where the Committee so directs, any member of the Group, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the Vesting of a Share Award or exercise of an Option under the Plan.

14.	Grant Limits

14.1	Subject to the provisions of this Rule 14, no limit will apply to the Market Value of Shares over which an Award may be granted, save that the maximum aggregate Market Value of Awards which an executive or non-executive director of the Company may be granted in respect of any financial year of the Company will not exceed as at the Date of Grant the level specified in any applicable Company executive or non-executive directors’ compensation policy, as may be approved by shareholders from time to time.

14.2	Subject to Rules 14.4 and Rule 11 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to 5% of the total issued share capital of the Company issued and outstanding immediately following the Closing Date on a fully diluted basis plus such number of Shares as is necessary to grant Substitute Awards to holders of options over shares in Cazoo Holdings Limited immediately prior to the Closing Date.

14.3	If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalisation, reorganisation, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

14.4	Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorised for grant under the Plan, except as may be required by reason of applicable law. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may subject to applicable law and/or listing authority, be used for Awards under the Plan and shall not reduce the Shares authorised for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

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15.	Amendment and Administration

15.1	Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorisations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Eligible Persons; (ii) determine the number of Shares subject to an Award; (iii) determine the terms and conditions of any Award (including any time-based Vesting schedule); (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, cancelled, forfeited, or suspended; (v) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in this Plan and any instrument or agreement relating to an Award made under this Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

15.2	The decision of the Committee will be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards.

15.3	The Committee may amend any of the provisions of the Plan in any way it thinks fit, PROVIDED THAT the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of the affected Participants or to the extent that they are minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any member of the Group.

15.4	Notwithstanding any other provision of the Plan, the Committee may:

(a)	establish appendices to the Plan setting out specific requirements or terms in relation to granting Awards to Eligible Persons in particular jurisdictions if that is necessary or desirable to take account of local tax, exchange control or securities laws in such jurisdictions (including, for the avoidance of doubt, the establishment of ‘tax-advantaged’ sub-plans); or

(b)	amend or add to the provisions of the Plan and the terms of Awards as the Committee may consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Rule 14.

15.5	The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards are subject to compliance with all applicable laws (including but not limited to state, federal and non-U.S. securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable law. The Committee, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with applicable law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary in the Plan, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law, and to the extent permitted by applicable law, the Plan and Awards shall be deemed amended to the extent necessary to conform to applicable law.

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16.	General

16.1	Any member of the Group may provide money to the trustee of an employee benefit trust or any other person to enable them or such person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for the purposes, to the extent permitted by any applicable law.

16.2	The Plan will terminate on the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

16.3	An Award will not constitute a contract of employment. The rights and obligations of any individual under the terms of their office or engagement or employment with the Group will not be affected by their participation in the Plan or any right they may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of their office or employment or engagement with any company for any reason whatsoever (whether lawfully or unlawfully), insofar as those rights arise or may arise from their ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this Rule 16.3 and the Participant’s terms of employment, this Rule will take precedence.

16.4	The existence of any Award will not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of Company shares, bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.5	Any notice or other document which has to be given to a Participant under or in connection with the Plan may be

(i)	delivered or sent by post to him or her at his or her home address according to the records of his or her employing company,

(ii)	sent by email to any email address according to the records of his or her employing company or, in either case, such other address as may appear to the Company to be appropriate, or

(iii)	provided electronically through a website or electronic portal hosted by the Company or an agent of the Company, provided that the Participant is notified by email or post that such notice or document has been or will be provided in this manner.

16.6	Notices sent by post to a Participant will be deemed to have been given on the day after the date of posting. Notices sent by email, in the absence of evidence to the contrary, will be deemed to have been received on the day of sending.

16.7	Notices provided electronically through a website or electronic portal will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 16.6 to have received the notification that the notice has been provided there.

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16.8	Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email to any email address notified to the sender for the purposes of the Plan.

16.9	All Share certificates, Award Certificates and other communications relating to the Plan will be sent at the Participant’s risk.

16.10	Benefits under the Plan will not be pensionable.

16.11	Any Shares acquired under the Plan will be subject to the Governing Documents of the Company as amended from time to time.

16.12	The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

16.13	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

16.14	The decision of the Committee in any dispute or question concerning the interpretation, construction or effect of the Plan or any other questions arising in connection with the Plan will be final and conclusive.

16.15	By participating in the Plan, the Participant’s attention where applicable under local law is drawn to the Company’s privacy notice, which sets out how the Participant’s personal data will be used and shared by the Company and other Group Companies. The data privacy notice does not form part of these Rules and may be updated from time to time. Any such updates will be notified to the Participant.

17.	Governing Law and Jurisdiction

17.1	These Rules and any non-contractual obligations arising out of or in connection with these Rules will be governed by, and interpreted in accordance with, English law.

17.2	The English courts will have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with these Rules including, without limitation, disputes arising out of or in connection with:

(i)	the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, these Rules; and

(ii)	any non-contractual obligations arising out of or in connection with these Rules. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

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Appendix A

1.	Definitions

In this Plan, unless the context otherwise requires, the following words and expressions will have the following meanings, namely:

Acquiring Company has the meaning given in Rule 10.5;

Adoption Date means the earlier of the date of adoption of the Plan by the Company in a general meeting of the shareholders or the adoption of the Plan by the Board;

Award means an award granted under the Plan in the form of an Option, a Conditional Award, a Restricted Share Award or a Phantom Award and will where applicable mean the relevant part of any Award;

Award Certificate means the notification to a Participant setting out the specific conditions of an Award in such form and containing such information as the Committee may determine from time to time. Each Award Certificate shall be subject to the terms and conditions of the Plan;

Board means the board of directors of the Company;

Capital Reorganisation means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, open offer, sub-division, consolidation or reduction);

Cash Amount means, in relation to an Award which has Vested, an amount which, in the opinion of the Committee, is equal to the Market Value on the Vesting Date of the Vested Shares less any amount which the Participant is required to pay under these Rules in order to realise the Award;

Closing Date has the meaning given to it in the business combination agreement between the Company, Cazoo Holdings Limited and Ajax I dated 29 March 2021;

Committee means the compensation committee of the Board or such other or some other duly authorised committee of the Board;

Company means Cazoo Group Ltd a Cayman Islands exempted company with company number 373409 whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

Conditional Award means an Award which takes the form of a conditional right to acquire or receive Shares at no or nominal cost;

Control has the meaning given by section 719 the Income Tax (Earnings and Pensions) Act 2003;

Date of Grant means the date on which the Committee grants an Award under Rule 1;

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Dealing Restriction means a restriction imposed by any law, order, regulation or directive, the Share Dealing Code, the rules applying to any listing of the Company and/or any other code adopted by the Company regulating dealings in Shares;

Dividend Equivalent means an entitlement to Shares which reflects the value of dividends paid on the Vested Shares under an Award between the Date of Grant and the Vesting Date of the Award;

Eligible Person means a person who, at the Date of Grant, is an Employee, non-executive director or consultant of any member of the Group;

Employee means a person who, at the Date of Grant, is an employee (including an executive director) of any member of the Group;

Governing Documents means the legal document(s) by which any partnership, corporation, limited liability company, joint stock company, unincorporated organisation or association, trust, joint venture or other similar entity, whether or not a legal entity, establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.K. private limited company are its memorandum and articles of association, the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association, and the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation (or analogous document) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership (or analogous document), the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation (or analogous document);

Group means the Company and its Subsidiaries and member of the Group will be construed accordingly;

Holding Period means a post-Vesting period of such period as the Committee in its discretion will determine prior to the Date of Grant applied to Vested Shares or Vested but unexercised Options in accordance with Rule 5, during which the Participant must retain either the Shares which Vest under an Award (including any Shares delivered in satisfaction of Dividend Equivalents) or, as applicable, the Option itself;

Lockup Period has the meaning given to it in the articles of association of the Company;

Market Value means, as of any given date, the closing sales price for a Share as quoted on the New York Stock Exchange for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable or, if the Committee determines it appropriate in any case, the average of the closing sales price over a period of up to 30 days before or after any such given date;

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Misconduct means any of:

(a)	material misconduct in the course of a Participant’s employment, appointment or engagement;

(b)	conduct in which the Participant has participated or was responsible for which has resulted or could result in material financial loss or reputational harm to any member of the Group; and

(c)	any other misconduct as determined by the Committee in its discretion;

New Award has the meaning given in Rule 10.5;

New Grantor has the meaning given in Rule 10.5;

the New York Stock Exchange means New York Stock Exchange, Inc. or any successor body thereto;

Old Award has the meaning given in Rule 10.5;

Option means an Award which takes the form of an option to acquire Shares at either no or nominal cost or up to Market Value, to be determined at the discretion of the Committee;

Participant means an individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);

Performance Conditions means the performance conditions that may be applied to an Award under Rule 3;

Performance Period means, in relation to an Award with Performance Conditions attached to it, the period over which performance is measured to determine whether the Performance Conditions have been achieved, which period shall be determined by the Committee at the Date of Grant;

Phantom Award means an Award which takes the form of a right to call for a cash payment calculated by reference to the Market Value of a notional Share and references in these Rules to Shares will, in the case of a Phantom Award, be read as a reference to notional Shares as appropriate;

the Plan means this Cazoo Group Ltd Incentive Equity Plan as amended from time to time in accordance with the Rules;

Relevant Date means:

(a)	if the Relevant Event falls within Rule 10.1(a), the date on which Control is obtained and any conditions to which the offer is made subject are satisfied;

(b)	if the Relevant Event falls within Rule 10.1(b), either the date on which the scheme of arrangement (or its equivalent under applicable law) is approved at the shareholders’ meeting or is sanctioned by a court (as determined by the Committee in its absolute discretion); or

(c)	if the Relevant Event falls within Rule 10.1(c), the date on which notice of the resolution for winding up is given;

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Relevant Event has the meaning given in Rule 10.1;

Restricted Shares means Shares subject to a Restricted Share Award which are subject to restrictions in accordance with Rule 2;

Restricted Shares Award means an award comprising Restricted Shares and references in these Rules to Shares will, in the case of a Restricted Shares Award, be read as a reference to Restricted Shares as appropriate;

Share Dealing Code means any applicable Company code on share dealing or insider trading as may be in force from time to time;

Shares means either the Company’s Class A ordinary shares or the Company’s Class C ordinary shares, each with a per share par value of $0.0001 and having the rights set out in the Governing Documents of the Company, including shares representing those shares following any Capital Reorganisation (or other reorganisation of the share capital of the Company);

Subsidiary means any company which is a subsidiary of the Company within the meaning of section 1159 of and Schedule 6 to the Companies Act 2006;

Substitute Awards means, in accordance with Rule 14.4, Awards granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity including, for the avoidance of doubt, the business combination with Cazoo Holdings Limited;

Tax means all liability to income tax (or overseas equivalent) which any member of the Group is liable to account for on behalf of the Participant directly to any taxation authority (including, but without limitation, through the PAYE system) and all liability to social security (or overseas equivalent) which any member of the Group is liable to account for on behalf of the Participant to any taxation authority (including, but without limitation, primary Class 1 (employee’s) National Insurance contributions) which arises in connection with an Award, a Cash Amount or Shares;

Termination Date means the date on which a Participant ceases to be employed, appointed or engaged by the Group;

Vesting Date means in respect of an Award, such date or dates, as determined by the Committee in its sole discretion, on which an Award (or part thereof) shall ordinarily Vest which, unless the Committee determines otherwise, will be:

(a)	in the case of an Award granted in the form of an Option, when the Option becomes exercisable, or

(b)	in the case of an Award granted in the form of a Restricted Share Award, when the Restricted Shares cease to be subject to forfeiture, or

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(c)	in the case of an Award granted in the form of a Conditional Share Award, when the Participant becomes entitled to have the Shares which are the subject of the Conditional Share Award transferred to him or her, or

(d)	in the case of an Award granted in the form of a Phantom Award, a Participant becoming entitled to call for a cash sum in accordance with Rule 4.6;

Vesting Period means in relation to an Award, the period beginning on the Date of Grant of such Award and ending on the Vesting Date; and

Vested Shares means, subject to Rules 4, 7 and 10, Shares that are the subject of Awards in respect of which the Vesting Date has passed, and Vest, Vested and Vesting will be construed accordingly.

2.	Interpretation. In these Rules, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality); and

(b)	references to “realise”, “realised” or “realisable” will be construed as “call for”, “called for” or “may be called for” respectively where appropriate depending on the nature of the Award; and

(c)	headings do not affect the interpretation of these Rules; the singular will include the plural and vice versa; and references to one gender include all genders.

3.	Enactments. Except as otherwise expressly provided in these Rules, any express reference to an enactment includes references to:

(i)	that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the Adoption Date;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation (including regulations) made (before or after the Adoption Date) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above.

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Appendix B

Rules of the CAZOO GROUP LTD Incentive EQUITY Plan – Eligible US PERSONS

This Appendix B shall apply for each individual who is (i) a Participant and (ii) resident in the United States or subject to U.S. taxation (a U.S. Participant). In the event that a Participant becomes a U.S. Participant after the grant of an Award, such Award shall be modified in a manner consistent with this Appendix. Words and phrases in this Appendix shall have the same meaning as defined in the Plan, except as provided below. To the extent there is any conflict between the Plan and this Appendix, the terms of this Appendix shall prevail.

1.1 Awards granted to or otherwise held by U.S. Participants are intended to be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the Code) (Section 409A of the Code hereinafter referred to as Section 409A) and Section 457A of the Code (Section 457A of the Code hereinafter referred to as Section 457A) and shall be limited, construed and interpreted in accordance with such intent. Except as otherwise permitted under Section 409A and Section 457A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A and Section 457A. Notwithstanding any other provision of the Plan or a U.S. Participant’s Award Certificate, if at any time the Committee determines that a U.S. Participant’s Award (or any portion thereof) may be subject to Section 409A or Section 457A, the Committee shall have the right in its sole discretion, without the U.S. Participant’s consent and without any obligation to do so or to indemnify the U.S. Participant or any other person for failure to do so, to adopt such amendments to the Plan or such Award Certificate, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for such Award to be exempt from Section 409A and Section 457A and/or to preserve the intended tax treatment with respect to the Award. The Group shall have no obligation under this Section 1.1 of this Appendix or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A or Section 457A with respect to any Award and shall have no liability to any U.S. Participant or any other person if any Award, compensation or other benefit under the Plan is determined to constitute deferred compensation subject to the imposition of taxes, penalties and/or interest under Section 409A or Section 457A.

1.2 Options granted to U.S. Participants are intended to either

(i)	satisfy the stock rights exemption provided in Treasury Regulation § 1.409A-1(b)(5)(i), in which case the exercise price per Share for an Option shall in no event be less than the Market Value on the Date of Grant; provided that any determination by the Committee to use a trailing average closing sales price must be made prior to the period over which the prices are averaged and such , or

(ii)	be treated as automatically exercised in respect of all of the vested Shares underlying the Option no later than the earlier to occur of (a) March 15 of the calendar year following the end of the calendar year that includes the vesting date of the Option (within the meaning of Section 409A (generally, based on service and/or performance requirements)), and (b) the first (1st) anniversary of the last day of the Company’s taxable year that includes the vesting date of the Option (within the meaning of Section 457A (only based on service requirements)) (such Option described in this clause (ii), a Short-Term Deferral Option).

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1.3 The Shares underlying any Award of a U.S. Participant (other than an Option) will be delivered by the date set forth in Section 1.2(ii).

1.4 Notwithstanding anything to the contrary in Rule 7 of the Plan, in the event a U.S. Participant incurs a termination of employment, appointment or engagement and the Board determines that some or all of the unvested portion of an Award (other than an Option) shall vest and delivery of the cash or shares underlying such portion of the Award shall occur by the date set forth in Section 1.2(ii).

1.5 With respect to Sections 1.2(ii), 1.3 and 1.4, if the Award is subject to performance-vesting conditions as well as service-vesting conditions, and such performance-vesting conditions could otherwise continue to apply following the latest payment date set forth in Section 1.2(ii), the Board shall make a good faith determination as to the level of achievement of such performance-vesting conditions so that the payment timing requirements of Section 1.2(ii) can be met; provided further that notwithstanding anything to the contrary in Rule 4.8 of the Plan, under no circumstances (including if there is a failure by the U.S. Participant to obtain any necessary consents or file any necessary registrations or any Dealing Restrictions) shall there be a delay in the delivery of Shares (or, in the case of a Short-Term Deferral Option, exercise of such Short-Term Deferral Option) beyond the date required by Section 1.2(ii).

1.6 Notwithstanding anything to the contrary in the Plan,

(i)	no Dividend Equivalents shall be granted to any U.S. Participant with respect to Options and

(ii)	cash or Shares underlying any Dividend Equivalents with respect to Conditional Awards granted to U.S. Participants shall be issued or transferred to the U.S. Participant at time(s) that do not result in adverse tax consequences under Section 409A and Section 457A.

1.7 Notwithstanding anything in the Plan to the contrary, no deductions or offsets shall be made by any member of the Group from any payment owing to a U.S. Participant, including as a result of malus, to the extent that such deduction or offset would result in adverse tax consequences under Section 409A or Section 457A or otherwise violate applicable state or local law.

1.8 No Shares issued or payments made in respect of an Award to any U.S. Participant shall be funded with any assets set aside in a trust or other arrangement in violation of Section 409A(b)(1) of the Code.

1.9 The Plan is intended to be an “unfunded” plan for incentive compensation for U.S. Participants. With respect to any payments not yet made to a U.S. Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate or other written policy or program shall give the U.S. Participant any rights that are greater than those of a general creditor of the Group.

1.10 If any U.S. Participant makes an election under Section 83(b) of the Code to be taxed with respect to any Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which such U.S. Participant would otherwise be taxable under Section 83(a) of the Code, the U.S. Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the U.S. Internal Revenue Service along with proof of the timely filing thereof with the U.S. Internal Revenue Service.

1.11 Rule 8.2 of the Plan shall not apply to any Option that is granted to a U.S. Participant other than a Short-Term Deferral Option.

1.12 The Participant election contemplated by Rule 10.5 of Plan shall not be applicable to U.S. Participants and, in lieu thereof, the Committee shall determine in its sole discretion upon a triggering event under Rule 10.5 of the Plan whether Awards held by U.S. Participants shall:

(i)	vest in accordance with Rule 10.2 of the Plan or

(ii)	be exchanged automatically for the New Awards.

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